Exhibit 99.1

Virtu Financial, Inc. Appoints David Urban to Board of Directors

NEW YORK, NY,  December 11, 2018  — Virtu Financial, Inc. (NASDAQ: VIRT), a leading technology-enabled market maker and liquidity provider to the global financial markets, today announced that it has appointed David Urban to its Board of Directors effective immediately.

“David’s deep experience as a business and governmental relations executive and demonstrated leadership acumen will add significant value to our Board of Directors,” said Robert Greifeld, Virtu’s Chairman.  “We look forward to benefiting from his expertise.”

Mr. Urban has more than 20 years’ experience in senior leadership positions in business and governmental roles, including his current position as President of the American Continental Group, a leading bi-partisan government affairs and strategic consulting firm which provides strategic consulting services to organizations across the financial services and technology sectors, among others.  In addition Mr. Urban previously served in the United States Army’s 101st Airborne Division.

About Virtu Financial, Inc.

Virtu is a leading financial firm that leverages cutting edge technology to deliver liquidity to the global markets and innovative, transparent trading solutions to our clients. As a market maker, Virtu provides deep liquidity that helps to create more efficient markets around the world. Our market structure expertise, broad diversification, and execution technology enables us to provide competitive bids and offers in over 25,000 securities, at over 235 venues, in 36 countries worldwide.

CONTACT

Media and Investor Relations

Andrew Smith

Virtu Financial, Inc.

(212) 418-0195

investor_relations@virtu.com

media@virtu.com